CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated March 14, 2001, relating to the financial statements and financial highlights which appears in the January 31, 2001 Annual Report to the Board of Trustees and Shareholders of the Hancock Horizon Family of Funds, separately managed portfolios of The Arbor Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Experts", "Independent Accountants" and "Financial Statements" in such Registration Statement.

/s/ PriceWaterhouseCoopers

Philadelphia, PA
May 31, 2001